Exhibit 2.7

FORM 51-102F3
MATERIAL CHANGE REPORT

Item 1	Name and Address of Company
Aimia Inc. (“Aimia” or the “Company”)
1 University Avenue
3rd floor
Toronto, ON
M5J 2P1

Item 2	Date of Material Change
October 30, 2024

Item 3	News Release
A news release disclosing the material change referred to in this report was issued in Canada through the facilities of CISION and on the Company’s SEDAR+ profile at www.sedarplus.ca on October 31, 2024.

Item 4	Summary of Material Change
On October 31, 2024, Aimia announced that it had signed a cooperation agreement with Mithaq Capital SPC (“Mithaq”) that will result in the dismissal of all outstanding litigation between the two parties, the appointment of two Mithaq nominees to Aimia’s Board of Directors, the grant of customary pre-emptive and registration rights to Mithaq, the adoption of customary standstill provisions through March 31, 2026, and an undertaking from Mithaq to vote all of its common shares of the Company in favour of each of Aimia’s management nominees for election to the Company’s board of directors at Aimia’s next annual general meeting of shareholders to be held in 2025.

Item 5	Full Description of Material Change
Overview
On October 31, 2024, the Company announced that it had signed a cooperation agreement with Mithaq. This will result in the dismissal of all outstanding litigation between the two parties, the appointment of two Mithaq nominees, Muhammad Asif Seemab and Rhys Summerton, to Aimia’s Board of Directors, the grant of customary pre-emptive and registration rights to Mithaq, the adoption of customary standstill provisions through March 31, 2026, and an undertaking from Mithaq to vote all of its common shares of the Company in favour of each of Aimia’s management nominees for election to the Company’s board of directors at Aimia’s next annual general meeting of shareholders to be held in 2025.
Under the Canada Business Corporations Act, Aimia is required to have 25% of its directors as Canadian residents. The Company currently has seven directors with two being Canadian residents. As a result, Mr. Seemab will be appointed as a director effective immediately and Mr. Summerton will serve as an observer until a special meeting of shareholders is held to approve changes to expand Aimia’s board composition by electing Mr. Summerton as well as another Canadian resident as directors of the Company. It is expected that the special meeting of shareholders will be held within 90 days. Shahir Guindi, Ad. E., a Canadian resident, will be presented for election as a new director.
All seven directors currently on Aimia’s Board, including Lead Independent Director Tom Little, CPA, ICD.D, will retain their roles and responsibilities. Aimia’s Strategic Review Committee, chaired by James Scarlett, will increase its membership to include one Mithaq nominee.
Aimia has agreed to pay Mithaq US$1.5 million as reimbursement for third-party fees, costs, and expenses incurred by Mithaq in connection with the ongoing litigation.
As required by the terms of an Investor Rights Agreement related to the private placement made in the Company in October 2023, Aimia received and secured appropriate consent from the lead investor to expand Aimia’s board of directors.
Forward-Looking Information
This material change report contains statements that constitute “forward-looking information” within the meaning of Canadian securities laws (“forward-looking statements”), which are based upon our current expectations, estimates, projections, assumptions and beliefs. All information that is not clearly historical in nature may constitute forward-looking statements. Forward-looking statements are typically identified by the use of terms such phrases such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “predict”, “project”, “will”, “would” and “should”, and similar terms and phrases, including references to assumptions.
Forward-looking statements in this material change report include, but are not limited to, statements with respect to the terms of the cooperation agreement; the intention to nominate directors; the appointment of additional directors; the Company’s objectives, goals or future plans.
Forward-looking statements, by their nature, are based on assumptions and are subject to known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the forward-looking statement will not occur. The forward-looking statements in this material change report speak only as of the date hereof and reflect several material factors, expectations and assumptions. Undue reliance should not be placed on any predictions or forward-looking statements as these may be affected by, among other things, changing external events and general uncertainties of the business. A discussion of the material risks applicable to us can be found in our current Management Discussion and Analysis and Annual Information Form, each of which have been or will be filed on SEDAR+ and can be accessed at www.sedarplus.com. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and we disclaim any intention and assume no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Item 6	Reliance on Subsection 7.1(2) of National Instrument 51-102

Not applicable.

Item 7	Omitted Information
Not applicable.

Item 8	Executive Officer

Inquiries regarding the material change and this report may be directed to:

Joe Racanelli
Vice President, Investor Relations & Communications
(647) 970-2200

Item 9	Date of Report
November 11, 2024